Supplement to Symetra Trek® Plus Index Linked Annuity Prospectus
Supplement Dated March 11, 2024
Prospectus Dated May 1, 2023

Changes to Indexed Account Options
Symetra Life Insurance Company will be making changes to the Indexed Accounts offered to Contract Owners under the Symetra Trek® Plus Index Linked Annuity Contract.

Effective May 1, 2024, the following Indexed Accounts will only be available for Contract Owners that had Indexed Account Value invested in them as of May 7, 2024. No new allocations or new investors will be permitted after May 7, 2024.

Indexed Accounts Only Available for Contracts Purchased on or Before April 30, 2024 and Invested in Them On May 7, 2024.
1	MSCI Emerging Markets 1 year Point to Point with 10% Buffer
2	PIMCO Equity Fusion 1 year Point to Point with 10% Buffer
3	MSCI Emerging Markets 1 year Point to Point with 10% Buffer with charge
4	PIMCO Equity Fusion 1 year Point to Point with 10% Buffer with charge
5	S&P 500 1 year Point to Point with -10% Floor
6	Russell 2000 1 year Point to Point with -10% Floor
7	Nasdaq 100 1 year Point to Point with -10% Floor
8	MSCI Emerging Markets 1 year Point to Point with -10% Floor
9	PIMCO Equity Fusion 1 year Point to Point with -10% Floor
10	S&P 500 1 year Point to Point with -15% Barrier
11	MSCI Emerging Markets 2 year Point to Point with 10% Buffer
12	PIMCO Equity Fusion 2 year Point to Point with 10% Buffer
13	MSCI Emerging Markets 2 year Point to Point with 10% Buffer with charge
14	PIMCO Equity Fusion 2 year Point to Point with 10% Buffer with charge

If you are invested in an Indexed Account listed above, you will need to take action at the end of the applicable Interest Term. You will need to transfer Contract Value to an Indexed Account currently available to you. If we do not receive a transfer request by the Transfer Deadline, the Indexed Account Value will be transferred to the Fixed Account.